CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors
T Bancshares, Inc.

We consent to the incorporation by reference in this Registration Statement on Amendment No. 2 to Form S-1 and in the related Prospectus of T Bancshares, Inc. of our report dated March 31, 2008 relating to the consolidated financial statements of T Bancshares, Inc. for each of the years ended December 31, 2007 and 2006, which report appears in the Annual Report on Form 10-KSB of T Bancshares, Inc. for the year ended December 31, 2007, and to the reference to us under the heading “Experts” in the Registration Statement and related Prospectus.

/s/ Weaver and Tidwell, L.L.P.

WEAVER AND TIDWELL, L.L.P.

Fort Worth, TX
September 26, 2008